Exhibit 99.1


NEWS BULLETIN

    FROM:
 CalAmp Logo

FOR IMMEDIATE RELEASE


              CalAmp and Rogers Corporation Reach Settlement


OXNARD, Calif., January 9, 2009--CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, announced today it has reached an out-of-court settlement of litigation with Rogers Corporation.
The litigation related to product performance issues involving laminate supplied by Rogers that was included in certain products manufactured by CalAmp and sold to a Direct Broadcast Satellite customer.

Pursuant to the settlement announced today, Rogers agreed to make a cash payment to CalAmp of $9 million. As part of the settlement agreement the parties acknowledged that Rogers admitted no wrongdoing or liability for any claim, and that Rogers agreed to settle this litigation to avoid the time, expense and inconvenience of continued litigation.

Under the terms of CalAmp's bank credit agreement, CalAmp is required to use approximately $4 million of the settlement proceeds to pay down its bank term loan. CalAmp is currently in discussions with the banks on the possibility of making an additional term loan reduction above and beyond this amount.

Commenting on the announcement, Rick Gold, CalAmp's President and Chief Executive Officer said, "I am pleased that we have reached a satisfactory resolution of this matter. This settlement significantly improves CalAmp's financial strength and we believe is the best outcome for our shareholders."

About CalAmp Corp.
CalAmp provides wireless communications solutions that enable anytime/anywhere access to critical data and content. The Company serves customers in the public safety, industrial monitoring and controls, mobile resource management, and direct broadcast satellite markets. The Company's products are marketed under the CalAmp, Dataradio, SmartLink, Aercept, LandCell and Omega trade names. For more information, please visit www.calamp.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. These forward-looking statements reflect the Company's current views with respect to future events and financial performance and are subject to certain risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements. Although CalAmp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. CalAmp undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


AT THE COMPANY:                          AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                             Lasse Glassen
Chief Financial Officer                  General Information
(805) 987-9000                           (213) 486-6546
                                         lglassen@frbir.com